ADMINISTRATION AGREEMENT

                                 BY AND BETWEEN

                             PW FUND ADVISOR, L.L.C.

                                       AND


                         UBS PW M2 FUND, L.L.C.

          THIS ADMINISTRATION AGREEMENT (the "Agreement") is made as of this 10th day of September 2002, by and between PW Fund Advisor, L.L.C. ("PWAdmin") and UBS PW M2 Fund, L.L.C. (the "Fund").


          WHEREAS, PWAdmin is in the business of providing, and the Fund wishes PWAdmin to provide, certain administrative services;

          NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

          1. APPOINTMENT OF PWADMIN.

          (a) The Fund hereby appoints, and PWAdmin hereby accepts appointment, to serve as the Fund's administration company in respect of the services set forth herein. In such capacity, PWAdmin agrees to provide certain administrative (but not investment management) services to the Fund. These services shall include:

          (i)     the provision of office space, telephone and utilities;

          (ii) the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

          (iii) the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund;

          (iv) the handling of investor inquiries regarding the Fund and providing investors with information concerning their investment in the Fund and capital account balances;

          (v) monitoring relations and communications between investors and the Fund;

          (vi) overseeing the drafting and updating of disclosure documents relating to the Fund and assisting in the distribution of all offering materials to investors;

          (vii) maintaining and updating investor information, such as change of address and employment;

          (viii) overseeing the distribution and acceptance of investor applications and confirming the receipt of such applications and funds;

          (ix) issuing instruments certifying investor ownership of interests in the Fund;

          (x) coordinating and organizing meetings of the Fund's board of directors (the "Board" and its members, the "Directors");

          (xi) preparing materials and reports for use in connection with meetings of the Board;

          (xii)   preparing and filing any required tax or information returns;
                  and

          (xiii) reviewing and approving all regulatory filings required under applicable law.

          (b) All other services to be performed, and expenses related thereto, in the operation of the Fund shall be borne by the Fund.

          (c) Notwithstanding the appointment of PWAdmin to provide services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund.

          2. PWADMIN FEE; REIMBURSEMENT OF EXPENSES.

          (a) In consideration for the provision by PWAdmin of its services hereunder, the Fund will pay PWAdmin a fee at the annual rate of .30% of the Fund's "net assets," excluding assets attributable to the Adviser's capital account (the "Fee"). The Fee will be paid to PWAdmin at such times as the Adviser, on behalf of the Fund, shall determine in its sole discretion, but generally is expected to be paid monthly. "Net assets" shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund calculated before giving effect to any repurchase of interests.

          (b) The Fee will be computed based on the net assets of the Fund as of the start of business on the first business day of the period to which the Fee relates, after adjustment for any applications effective on such date, and will be payable in arrears. The Fee will be charged in each period to the capital accounts of the Fund's investors in proportion to their capital accounts at the beginning of such period. The Fee will be appropriately pro-rated based on the number of days in such period.

          (c) PWAdmin is responsible for all costs and expenses associated with the provision of its services hereunder. The Fund shall pay all other expenses associated with the conduct of its business, including the costs and expenses of holding any meetings of the Board that are regularly scheduled, permitted or required to be held under the terms of the Fund's limited liability company agreement, the Investment Company Act of 1940, as amended (the "1940 Act"), or other applicable law, and the fees and disbursements of any attorneys engaged on behalf of the Fund.

          3. LIABILITY. PWAdmin will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its investors in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on PWAdmin's part (or on the part of an officer or employee of PWAdmin) in the performance of its duties hereunder or reckless disregard by it of its duties under this Agreement.

          4. EFFECTIVE DATE AND TERMINATION. This Agreement shall become effective as of the date the Fund commences investment operations, and shall remain in effect for an initial term of two years from the date of its effectiveness. This Agreement may be continued in effect from year to year thereafter provided that each such continuance is approved by the Board, including the vote of a majority of the Directors who are not "interested persons" of the Fund, as defined by the 1940 Act. This Agreement may be terminated by PWAdmin, by the Board or by vote of a majority of the outstanding voting securities of the Fund at any time, in each case upon not less than 60 days' prior written notice. This Agreement shall also terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act.

          5. USE OF NAME. The Fund agrees that, at PWAdmin's request, it will take all necessary action to change the name of the Fund to a name not including "UBS" or "PW" in any form or combination within 10 days of PWAdmin's request, that the Fund's failure to do so is not compensible by monetary damages and that PWAdmin shall be entitled to equitable relief to enforce the Fund's obligation hereunder. The provisions of this Paragraph 5 shall survive the termination or cancellation of this Agreement.

          6. ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties. This Agreement cannot be altered, amended, supplemented, or abridged, or any provisions waived, except by written agreement of the parties.

          7. CHOICE OF LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the 1940 Act. In the event the laws of New York conflict with the 1940 Act, the applicable provisions of the 1940 Act shall control.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  PW FUND ADVISOR, L.L.C.


                                  By:  /s/ Michael Mascis
                                       -----------------------------
                                  Name: Michael Mascis
                                  Title: Authorized Person


                                  UBS PW M2 Fund, L.L.C.



                                  By:  /s/ Michael Mascis
                                       -----------------------------
                                  Name: Michael Mascis
                                  Title: Principal Accounting Officer